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

                             RAVISENT TECHNOLOGIES
                    Third Quarter Investors Conference Call
                             ROBERT M. RUSSELL Jr.
                                     LEADER
                               NOVEMBER 12, 2001




                   Date of Transcription:  November 14, 2001

RAVISENT TECHNOLOGIES                                                         2
CONFERENCE #2347086


  OPERATOR: Good evening, ladies and gentlemen. Welcome to the Ravisent Conference Call. My name is Julie and I will be your conference facilitator today. All lines have been placed on mute to prevent any background noise.

  The company's remarks will be followed by a question and answer period. All questions should be sent via e-mail to investor_relations@ravisent.com. Robert
M. Russell, Ravisent's Chairman and CEO, will be addressing you on this evening's call.

  This conference call may contain certain forward-looking statements that relate to Ravisent's future business and financial performance. Such statements are subject to a number of risks and uncertainties that may cause the actual events and future results to differ from those assessed herein. Such factors include, among others, the company's ability to consummate the acquisition of E-Mation and to achieve any benefits from the acquisition, the viability of DRM Technology, the potential for growth in the pervasive computing market, the company's limited operating history, fluctuating quarterly operating results, expectation of future losses, anticipated price declines in products, dependence upon its current product line, dependence on a small number of customers, lack of long-term commitments with customers, dependence on manufacturers and strategic relationships, product delays, difficulty in protecting proprietary rights, the ability to manage growth and attract and retain additional personnel, competition, the ability to manage technological change and respond to evolving industry standards and government regulations.

  Investors are advised to read Ravisent's annual report on Form 10K and quarterly reports on Forms 10Q and 8K, and the company's privacy statement filed with the Securities and Exchange Commission, particularly those sections entitled, "factors affecting operating results" for a fuller discussion of these and other risks and uncertainties.

  The company does not undertake any obligation to update these statements. Stockholders can obtain free copies of the privacy statement through the website maintained by the U.S. Securities and Exchange Commission at www.sec.gov. Mr. Russell, you may begin your conference.

  MR. RUSSELL: Julie, thank you very much. Thanks everybody for taking time out of your busy schedules to be with us this afternoon. As most of you know, my name is Bob Russell, and I'm the Chairman and CEO of Ravisent. With me today in Mansfield, Massachusetts are Tom Fogarty, the Chief Financial Officer of Ravisent; Dale Caulder, the President and CEO of E-Mation; Paul Henderson, the head of Marketing at E-Mation; and Idalia Rodriguez is the head of our Investor Relations Group.

  I'd like to take some time tonight to discuss the company's third quarter

RAVISENT TECHNOLOGIES                                                         3
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financial results, and also give you a detailed update on the acquisition of E-
Mation, and the exciting opportunities as a result of this acquisition.

  Just as a little background, as many of you know, I joined Ravisent at the end of August as Chairman and CEO. And since that time, with the events of September 11th, and more recently, the events of today, we'd really like to pass along our regrets and deep sorrow for the folks and families that were lost on the American Airlines flight today that crashed in New York. It certainly puts life in perspective. But in the several short weeks since I have been CEO, an awful lot has changed. But we are very bullish moving forward. I really wanted to thank all of you for taking time out of your busy schedules to be with me and my team today.

  We're planning on spending the next 45 minutes to an hour with you discussing the Ravisent third quarter financial results, and giving you a comprehensive update on this exciting opportunity that arises out of the pending Ravisent and E-Mation acquisition. In order to get the show going, I'll turn the call over to Tom Fogarty, our CFO, who will review the details of the company's third quarter financials. Then we'll come back to me, we'll do a detailed review of E-Mation, the E-Mation numbers, and then we'll open it up for your e-mail Q&A. So with that, I'll turn it over to Tom.

  MR. FOGARTY: Thanks, Bob, and good evening everyone. I will review the earnings report for the quarter ended September 30, 2001, and cover other items of financial interest.

  We focused on several items in the quarter, as discussed in our second quarter earnings call on August 13th. During the quarter we searched for and hired our new Chief Executive to move us forward in our new strategic direction. We stabilized our revenue levels despite continued sub-conditions in the PC marketplace, and our announced search for strategic alternatives for these products, and we took further action to reduce our cost structure. We also continued to advance our proposed acquisition of E-Mation.

  I will quickly review the third quarter results versus prior year, and then compare the more meaningful sequential results. For the third quarter ended September 30, 2001, the company reported total revenues of 0.8 million compared to 4.2 million reported during the same period last year. The decrease in total revenues was due to the company's sale of its consumer electronics and Internet appliance businesses in March of 2001, discontinuance of hardware product lines during 2000, increased competition, continued weakness in the personal computer industry, and the company's announcement that it was exploring strategic alternatives for its personal computer line of business. Gross margin was 0.3 million compared to 3 million a year ago. The decrease in revenue was the primary driver in the reduced gross margin.
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RAVISENT TECHNOLOGIES                                                         4
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  Total operating expenses were 5.7 million in the third quarter, down significantly from 13.7 in the third quarter of 2000. These results include approximately 1.5 million in non-recurring costs associated with the company's cost reduction actions, the CEO recruitment expense, and non-capitalizable costs incurred in connection with the planned acquisition of E-Mation. It also includes non-cash expenses of 0.8 million resulting from amortization and stock-based compensation. Excluding the non-cash and non-recurring expenses from the total, cash operating expenses came in at 3.2 million. This reduction in cost is a result of the sale of business units as well as other cost reduction measures.

  Pro forma net loss for the quarter was 3.4 million, or 18 cents per share, down significantly from the pro forma net loss of 6 million, or 35 cents per share in the same quarter of 2000. Pro forma net loss excludes amortization of good will and non-cash compensation related to stock options. Pro forma net loss excluding the non-recurring expenses was 1.8 million, or a 10 cent loss per share for the quarter ended September 30, 2001. Overall net loss per share was reduced from 61 cents a year ago to 22 cents in the third quarter.

  Examining the sequential performance of the business, revenues for Q3 were at the same level as Q2 at 0.8 million, and gross margin, excluding the Q2 inventory charge, was consistent at 0.3 million. Operating expenses including the non-recurring charges from each quarter declined from 3.4 million in Q2 to
3.2 million in Q3.

  During the quarter we reduced our employee and contractor headcount by 15. These headcount reductions were undertaken to eliminate non-critical personnel and to further reduce our cost structure. These actions were taken near the end of the quarter, and most of the financial benefit will be realized in Q4. We expect our base level of cash operating expenses to drop in Q4, excluding the impact of E-Mation on December results.

  The company's interest income declined from approximately 0.7 million in the second quarter to 0.5 million in Q3 due to the significant reduction in interest rates and the lower cash balance. The lower interest rate offset the expense savings on the quarter. The resulting cash burn rate, which is the margin less cash op ex plus interest income, remained flat at approximately 2.5 million.

  Moving over to the balance sheet, I would now like to review our cash position. Our cash balance of 62.9 million at June 30, 2001 declined by 6.5 million during the quarter to 56.4 million at September 30th. The principal items comprising the cash usage were as follows: our burn rate of 2.5 million we just reviewed; our interim financing to E-Mation, which was 2.5 million on the quarter; and payment of fees associated with our proposed acquisition of E-Mation of 1.2 million.

  Other notable items on the balance sheet included an improvement in accounts

RAVISENT TECHNOLOGIES                                                         5
CONFERENCE #2347086

receivable to 0.6 million on the quarter, and a decrease in liabilities to 9.2 million at September 30th.

  The company took a number of steps regarding inventory disposition to begin to convert its inventories to cash. We sold approximately 200,000 of inventory, the bulk of which occurred in September. We currently have approximately 2.5 million of Internet appliance products, and 5.50 million of components. In September we completed and received payment for a pilot sale of our finished goods with a large German retail chain. The initial order of 3500 units virtually sold out in a one weekend promotion. As a result of this success, we believe that we will sell much greater quantities during the fourth quarter to this retailer and to another with whom we are currently negotiating. We are also optimistic about discussions our sales team is having with additional prospects.

  On the component front, the company selected a major distributor during the quarter, and has consolidated most of its inventory with this partner. The transfer of these goods involves international shipments, and unfortunately were held up in September due to the sealing of the U.S. border. All goods have now been inventoried and are actively being marketed by our partner's 200 person sales force. Although the program is still in its early stages, we are encouraged by its initial success. As a result of these initiatives, we believe that inventory disposition will be an increased source of cash during the next few quarters.

  Now let's take a moment to review the book value of the business as it pertains to hypothetical per share liquidation proceeds. I have been asked by a small number of our shareholders why the board chose to proceed with an acquisition of E-Mation rather than liquidating the business and distributing the proceeds to our shareholders. The question is generally asked by those unfamiliar with liquidation procedures and costs. So let's go through some of those issues so that everyone is aware of them.

  Contrary to the view that a good estimate of the proceeds would be book value per share, liquidation of the company will not result in a cash value of over $3.00 per share, but to something much less after shutdown cost and liquidation expenses. These include legal expenses, liquidating trust expense, severance, real estate and capital lease obligations, court costs, and the additional insurance expenses. This liquidation would also be time-consuming and no distributions would take place until sometime in the future. Large chunks of these expenses would go to insurance companies and lawyers due in part to the class action litigation filed against the company in early 2000. These are costs that could be avoided if the company is successful in its motion to dismissed filed in August of 2000. Unfortunately, at this time we have yet to be assigned a date for the hearing. Reducing the company's book value for reasonable estimates of the cost incurred and the liquidation reduces the proceeds to approximately $2.00 per share or less, with considerable uncertainty around the amount and timing of such distribution.
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RAVISENT TECHNOLOGIES                                                         6
CONFERENCE #2347086

  In light of these facts, it's not hard to see the merit of the board's decision to proceed on our course into the device relationship management market. The opportunity to acquire E-Mation was the most compelling among all the actions reviewed, and represents the strongest potential to create significant expansion of shareholder value. There is no comparison between a liquidation and the acquisition of E-Mation. The vote from our independent board members was unanimous. And we have only gotten more confident with that decision based on the progress E-Mation has made.

  Regarding our share buy-back. On September 26th we announced that the board had approved a share repurchase plan for Ravisent. On the 27th and 28th of September, under the SEC's relaxed trading rule, we repurchased approximately 100,000 shares. We have been active in the market every week since, buying our own shares. It is important to note that under ordinary rules, the company cannot buy at the open or during the last half hour of trading, and it is limited in market purchases to 25% of the average daily volume, which is about 15,000 shares.

  With regard to the PC business, we are continuing to evaluate our alternatives in the personal computer, digital median market and will advise you when we have concluded this review. As we announced in our June 29th conference call, we are now focused on the significant opportunities in the pervasive computing space. We were very pleased by the results generated to date and the future prospects of E-Mation, our proposed acquisition as we enter this market. I will cover their summary third quarter results later in this call.

  At this point, I will now turn the call back over to Bob for an update on our new strategic focus.

  MR. RUSSELL: Thank you, Tom. What we are going to do now is use the webcast technology. And I understand from reviewing the last webcast that we may have gotten a little bit out of synch, so we're moving forward with this. So my plan today is to review with you a detailed set of slides through the use of the webcast. We'll all be able to share these slides. And again, in keeping with how easy this technology is to use, we'll be answering all of your questions at the end of this call via e-mail.

  Let me give you a quick recap on the E-Mation acquisition. E-Mation is a worldwide organization with an established base of Global 2000 customers and partners. The company is led by a seasoned visionary management team that are all industry experts in the area of device relationship management, or what we refer to as DRM. The team has the experience, and more importantly, the perseverance, that it takes to excel in this technological challenging environment. E-Mation offers all of us an extraordinary opportunity to deliver value. The company enjoys an incredibly strong position in the exciting emerging growth market of device relationship management, and has a truly

RAVISENT TECHNOLOGIES                                                         7
CONFERENCE #2347086

innovative set of products, services and solutions that are currently installed and generating substantial and growing revenues. These products respond to critical business and service needs, and deliver a solid return on its investment.

  E-Mation's customers are found in industrial office, utilities and medical building automation industries. E-Mation has developed invaluable experience in building high reliability, full tolerant, world class software. It was from this experience base that the company began to develop a new class of enterprise software known as device relationship management. We're waiting for the next slide to come up. What I'll do is charge forward then. Here we go.

  The E-Mation solution - The market for field service systems and communication technology is growing rapidly. Again, this growing need for improved service delivery is the technology that is producing the infrastructure to build the solution. As we all know, devices are becoming more intelligent, microprocessors are becoming more powerful and less expensive, resulting in a class of devices that are smarter and much more capable of rapid and large scale communications. There is a low cost, ubiquitous communications infrastructure being put in place around the world now. The Internet is becoming available everywhere, especially with the growing number of wireless technologies. Now it is possible to achieve low cost networking to almost any device located anywhere on this planet. E-business solutions are becoming a necessary part of every business. However, for these systems to work efficiently, there needs to be quality information. Systems are starving for real-time information that is unencumbered by human error or human delay. E-Mation's solution leverages these technology trends by solving the business needs of the growing service economy.

  DRM, device relationship management, connects information from devices deployed at users with the business enterprise. DRM enables devices to talk and businesses to listen. That's very important. It enables devices to talk and businesses to listen through the low cost medium of the Internet. The results of deploying device relationship management are to break the linkage between revenues and service costs. DRM enables companies to better utilize their resources and therefore lower cost. In addition to the improved margins, they gain the additional benefit of improved customer experience, and more importantly, customer satisfaction.

  Let me talk a little bit about why the E-Mation acquisition. E-Mation is clearly the leader and the innovator to capitalize on the device relationship enterprise software market. Unlike many enterprise solutions, ROI's are measured in months and not years. We'll go over in detail a number of the Global 2000 reference accounts that E-Mation has. We will talk at length about the seasoned management team that we are building. In fact, we made a number of

RAVISENT TECHNOLOGIES                                                         8
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very quality additions in the engineering arena and the sales and marketing arena that lead us to a great level of excitement going forward. And I think when you've seen the press releases over the last several weeks, and you've seen the release last week with Forrester, the momentum demonstrated by our wins is really second to none.

  I'll talk a little bit about the model for device relationship management. Real pure and simple. The result of deploying DRM is to break the linkage between revenues and service costs. DRM enables companies to better utilize their resource and significantly lower their costs. We're using the Internet to let the enterprise communicate in real time without human intervention through intelligent devices. And the slide turns now.

  The challenge in this business is very simple. And that is as one's revenue goes up, the cost of delivering service and the quality of support costs goes up proportionally. That's without DRM. Once you add device relationship management, you can break the back of the cost curve. What DRM does is aggressively attacks the runaway service costs experienced by all of the large Global 2000 accounts. As we said, the cost of service goes up proportionally. What we're most excited about, by all projections, the field service support market in the U.S. alone is projected to rise by 17%. We believe right now that we are in the leading position to dominate that marketplace.

  Glen Allmendinger, the President of Harbor Research - you can read it as well as I can - the ability to remotely monitor and track and service equipment is virtually an untapped market. And we see that as the killer (UNINTELLIGIBLE).

  E-Mation's DRM is ready today. The primary concern with this is that it really goes against the way that the Internet works. The web server provides proximity to access information. Or if it's made public with a public IP with a securely administered IP address, you can make it available outside the company. You know, but that's not how people want it to work when they talk to devices. Devices such as your office copier have really important things to say that can benefit your service and benefit your operation. But today they can't be heard outside of your office. This problem is easily solved through a technology that we call firewall friendly communication.

  Firewall friendly communication allows for easy two-way communication with a device behind their firewall without any security breach being opened up in the company's firewall environment. E-Mation currently has several patent pendings in this area, and this is a key area of technological innovation for all of us. Even with the inherent security of firewall friendly communication, data protection in its delivery must be insured. E-Mation's DRM answer to this is by employing simple industry standard methods for data encryption and user authentication to protect information as it moves across the Internet.

RAVISENT TECHNOLOGIES                                                         9
CONFERENCE #2347086

  And finally, the E-Mation DRM system is based on a sophisticated suite of standard products that dramatically accelerate the application development and system deployment. Systems can be engineered and in use in as little as 30 days. Let me repeat that statement. Systems can be engineered and in use in as little as 30 days. E-Mation's device relationship management comprises a suite of products that interoperate at the device, server, enterprise and web portal levels. Located near or inside the device, E-Mation's DRM connector for imbedded applications or DRM gateway for connection to multiple devices, both provide intelligent data acquisition, process and communication capabilities. These systems are used to Internet enable remote devices.

  Let me talk a little bit about outstanding customer wins. We've talked a lot about Beckman Coulter in the past. As you know from previous calls, the company has partnered with a French company, Air Liquide, and the medical giant, Beckman Coulter. Partnerships with these companies of this stature further validate our strong solutions and commitments to the future. Scitex - On November 7th we announced our latest customer win with the Scitex Company. As you all know, Scitex is the leading worldwide supplier of ultra high speed digital printing solutions. Our DRM solution will be utilized by Sitex to service enable the Scitex Burstamar (PHONETIC) printing system (UNINTELLIGIBLE) variable data high speed ink jet printers. This solution will provide field service personnel with the visual tools that will allow them to observe and control deployed printers so they can remotely manage, monitor and service support all their products through the Internet.

  A little bit back to Beckman Coulter. A number of folks have talked to Beckman. We'd love to show you the application. It runs on their LX20. The E-Mation solution is the gateway to monitor remote diagnosis of the Beckman Coulter device. Again, we just covered the Scitex win, and again, the benefits are simple. Continuous monitor deployment of the Sitex printing devices, proactive notification of errors and potential failures, and to facilitate remote calibration repairs and software upgrades for the system. Waiting for the click here to get back.

  On September 16th, PRI Automation and E-Mation announced a partnership to deliver E-diagnostics for the semiconductor manufacturing equipment. This partnership benefits the chip makers to allow for the increase in up time and higher productivity. PRI is the global leader in advanced automation system software and services to the semiconductor industry. The E-Mation solution will enable E-diagnostic capabilities across the trans fab(?) line of semiconductor factory automation equipment. The E-Mation DRM system will provide secure, real time, Internet-based monitoring, diagnosis, and most importantly, immediate problem resolution for PRI material handling equipment and chip making fabs around the world. As a result, PRI can provide its customers with increased up time, higher productivity, and better and faster service.

RAVISENT TECHNOLOGIES                                                         10
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  E-Mation and PRI also announced that International Semitech (PHONETIC), a semiconductor industry consortium, has accepted a joint proposal from our two companies to develop prototype E-diagnosis technology for the semiconductor manufacturing industry. As we wait for the click -

  I'll talk a little bit about our latest win, and that's Varian Medical Systems. The relationship with Varian Medical Systems was announced on November 5th. Varian Medical Systems is the world's leading manufacturer of integrated cancer therapy systems. The implementation of the E-Mation DRM solution allows Varian support specialists and field technicians to access customer equipment via the Internet to review and discuss applications in real time as users of Varian products are operating their systems. Varian's service personnel can see a user's computer screen and anticipate the questions about the application, and any failure in this machine results in an immediate service call, and sends the service tech out on-site. E-Mation provides a gateway solution to allow a retrofit to the field population of any updates that are required. If any abnormal events are detected, they are transmitted immediately back to Varian's headquarters. We're waiting for the click and the webcast says Siebol partnership I hope. It's great when technology executes.

  E-Mation is the Siebel premier partner who is the leading customer relations management for CRM software providers. There is a clear opportunity between our two products where there is highly complementary feeds of various types of information as we have seen many opportunities to work together between Siebel's CRM and E-Mation's DRM technologies. The opportunities are unfolding in front of us. In fact, Siebel and E-Mation are conducting a joint web seminar on Wednesday, November 14th at 2:00 P.M., Eastern Standard Time, on the topic of delivering world class customer service. We would be delighted if you would take time out of your schedule to register on either the E-Mation site or the Siebol website.

  Let me talk a little bit about some other selected (TRANSMISSION BREAK) - and the slide is turning now. As a result, we selected BEA and Oracle to supply the core infrastructure technology primarily because they were the market leaders in their respective categories, and made products that were world class, bullet proof and industrial strength. As you've noticed in the recent press release from Net Silicon, the company has successfully implemented the E-Mation DRM communication protocol down at the chip level. This provides immediate access for E-Mation DRM to arrange with office automation OEM's, including 20 of the 27 top office automation companies in the world.

  The Shinkawa Electric Company uses E-Mation as the core software technology for its low cost imbedded information server named Unity Boy. Unity Boy is a packaged hardware and software solution based on Windows CE that enables users

RAVISENT TECHNOLOGIES                                                         11
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to implement web-enabled gateways for remote monitoring, maintenance and control of a wide variety of equipment and industries.

  Let me talk a little bit about growth strategies, then we'll wrap things up, and turn it back over to Tom. Our growth strategies are very simple. As we've mentioned, we have an outstanding list of customers that depend on E-Mation, whether it be Beckman Coulter, Air Liquide, Motorola, Stoddard, Toolex, ABB, Dupont. I can go on and on - Corning, Chicawa, Siemens. We are absolutely delighted with the progress we have made with our install base, and are looking forward to (UNINTELLIGIBLE). We believe that there's a whole new market of information stakeholders out there right now that are perfectly suited to the E-Mation solution.

  As I mentioned on my previous call, one of the reasons that got me very excited about this job is we can go after in a very focused fashion five verticals. And those verticals being medical, building automation, industrial, office automation, and the semiconductor marketplaces. And again, to reiterate what we talked about on my first call, our strategy has never been more clear, and that's to target large device manufacturers, 500 million plus device manufacturers, who have a higher than 10% cost to service, that are complex, that have remote intelligence built into their devices.

  As I also mentioned on my last call, we are building a world class management team. With the addition of Dale Caulder, the President from E-Mation who has extensive experience at Turning Point, Factory Soft and Westinghouse; Tom Fogarty from Bell Atlantic and Decision One; Ned Barlas, our General Counsel; and Paul Henderson, currently at E-Mation with an extensive background in Sun Microsystems and Apollo, we are really set for the closure of this deal and to move forward.

  So with that, I hope that that has been a good update for you. We look forward to receiving any of your questions. And I'll wrap things up after I turn it over to Tom for some closing comments. So let me turn it back over to Tom for a financial review of E-Mation.

  MR. FOGARTY: Thanks, Bob. I'll take a couple of minutes to give the key points in E-Mation's financial performance and their plans. Everyone will be receiving a lot of detailed information in our proxy over the next couple of days if you haven't received it already. We completed the mailing last week.

  E-Mation's historic business of real time information management products produces a revenue stream of approximately 10 million annually. DRM, the enterprise software solution, was just released during the second quarter of 2001. As you have seen, our initial customers have already benefited from our solutions, and have begun to realize the benefits that DRM provides.
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RAVISENT TECHNOLOGIES                                                         12
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  The E-Mation team has combined their engineering expertise in technology with an investment of over 25 million in developing DRM solutions over the last two years. Return on investment is impressive and quick, due to rapid deployment capabilities, and the value of that information once it becomes available.

  Our target customer is any manufacturer with significant service requirements, particularly those who produce mission critical equipment. We expect the gross margins relating to DRM will exceed 75%, with our costs coming in below 25% of revenue.

  The device relationship management system is priced as an enterprise class software and sold as an integrated solution, including the base server, information portals, and user seat feeds. On average, the initial configuration is priced at around 250,000 for software licenses for typical entry program deployment. On top of this, E-Mation offers development and deployment services for which there is an extra charge in amounts proportional to the specific products. Follow-on sales occur with additional users, servers, and with additional product lines. There is a charge of approximately 18% per year for software support and upgrades.

  Year over year trends highlights two important facts about the business.
While there is some seasonality with Q4 and Q1 typically being the strongest due to capital budget cycles, revenue for the legacy products was essentially flat at 10 million. The investment in DRM began in earnest in 1999, with an increase in operating expenses in the last half of the year. This continued into 2000 with the $16 million increase to operating expense, resulting in an increased loss of $18 million or 14.9 million in EBITDA. The major point I want to make with that slide is just the loss is actually investment that is what's very appealing to Ravisent and the story going forward.

  If we isolate on the third quarter, and just take a look at the trends third quarter year over year, it's much easier to see the progress that E-Mations has made in advancing the business towards break-even. Revenue increased 43% from
2.2 million in the third quarter of 2000 to 3.1 million in the third quarter of 2001. The EBITDA loss was cut in half due to the revenue growth combined with the $1.9 million reduction in quarterly operating expenses. These results exclude a $0.6 million charge for the shut-down of a second lease in the Boston area with the facility in Marlboro, Massachusetts that Bob talked about in our last call.

  We have forecasted that E-Mation would generate revenues of approximately 12 million this year with partial year results from the DRM product introduction. These results are in line with those expectations despite the turmoil in the market in September. We also continue to expect revenues to grow to 20 million in 2002, reducing this loss substantially over this time period, and generating
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RAVISENT TECHNOLOGIES                                                         13
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profits in the following year.  This guidance is consistent with what we discussed in our last call.

  The combination of Ravisent and E-Mation's balance sheets yields a business in a strong financial position. This slide contains Ravisent and E-Mation's September 30, 2001 balances, with a third column adding in changes of results from intangibles and deal costs associated with this transaction. These adjustments are fully detailed in the proxies that you will receive shortly from us.

  Just isolating on the cap table highlights, you can see that the combined cash position - or the resulting combination yields a business that is very well capitalized with a solid position in a favorable market with 57 million in cash,
3.3 million in debt assumed through the acquisition, shares outstanding - about
26.9 million, and on a fully diluted basis with options of about 28.6 million shares outstanding.

  I appreciate your time and, Bob, I'd like to turn it back to you.

  MR. RUSSELL: Thanks. I just wanted to take a moment to highlight some of the future opportunities with DRM with a little example here. Today's companies have invested millions of dollars to find out information about their customers. What has been missing is a full-time proactive link to the things that really matter, and that's their product. Once these links have been established, the data that is collected and available in a centrally managed location has tremendous value. This link is real simple, and that's device relationship management or DRM.

  Beyond reducing the cost of service through remote diagnosis, DRM also offers the potential to increase operating efficiencies to organizations through improved usage forecasts, streamlined supply chains, and real world market intelligence, software updates to be delivered directly to the device automatically at a dramatically lowered cost than traditional delivery methods.

  Again, I would like to thank all of you for taking time out of your busy day to be with us. Getting information out to our customers, our employees and our investors, as I stated on my first call, is really job one for me. I want to apologize to you as a group why I intentionally shut the company quiet in the month of September out of respect for the events of September 11th, and some close personal losses that were experienced on our management team. And hopefully you will see through the press announcement and through the many visits that we've had from many of you to witness the operation in Mansfield and E-Mation firsthand. We continue to keep the communication going.

  I really want to close with a couple of thoughts before turning it over to questions. And again, I am committed to communicating early and often with you. As I've told all of our employee populations and all of our customer
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RAVISENT TECHNOLOGIES                                                         14
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populations, I'm very committed to holding everyone on the management team accountable for results. The E-Mation acquisition is very exciting. This is a real business that has real revenue. We will keep the expenses in line to match those revenues. I am committed to driving the intellectual property and patent protection programs as aggressively as possible to allow us to keep our leading position that E-Mation has put together.

  I am also committed to all of you to an ongoing upscale of the talents in building the strongest management team available anywhere in the industry. We have a very, very established roster of clients in the Global 2000, which is growing daily. We have a strong solid management team, and as I said at the beginning, we have an outstanding opportunity for all of you to deliver superior shareholder value. As I said before and will say again, we can be reached at 1-800-700-0362, or you can get us anytime through e-mail at investor_relations@ravisent.com. My commitment to you is to communicate early and often. We will do that with our customers like we have been doing with our customers and our employee population.

  And again, I would love for you to take me up on my offer for a visit to Mansfield where I know the staff would love to have you.

  A couple of special thanks that I would like to put out. First, I'd like to thank Harvey Pitt and all the folks at Securities and Exchange. The SEC has gone through an incredible time since September 11th in reviewing the proxy and getting it out, and getting it ready with all the situation with the mail in Washington has been like nothing I have ever witnessed before. The staff was vigilant and we believe under just incredible circumstances did a magnificent job in turning this thing around for us. Secondly, Hartwick Simmons at the NASD has been outstanding in terms of working with us as we move forward. And with that, there's so many people to thank. The business at E-Mation is excellent. We are moving forward.

  And I'd like to thank you for your last 40 or 45 minutes, and I'm going to turn the technology over to Idalia Rodriguez who has gotten a number of e-mails streaming in here. And we'll see as we handle as a group, her reading the questions and either getting Dale Calder, the Chairman of E-Mation, myself, Tom Fogarty or Paul Henderson from Marketing to respond to your questions. So with that, thanks very much, and again, we look forward to hearing from you at 1-800-700-0362, or getting to us at investor_relations@ravisent.com.

  MS. RODRIGUEZ: Bob, thank you very much. The first question is what progress has been made in finalizing the acquisition of E-Mation and the SEC filing complete.

  MR. RUSSELL:  I guess I should take that.  As I alluded to, prior to the
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RAVISENT TECHNOLOGIES                                                         14
CONFERENCE #2347086


events of September 11th, we thought that this would have been done a while ago. But in light of the obvious situation that all of you can understand with the mail getting in and out of Washington, it's been difficult at best. But to answer the question directly, all the filings have been approved and we now have an annual meeting slated for Wednesday, December 5th at the Desmond Hotel in Malverne, Pennsylvania. So, yes, we are complete. All of our paperwork is completely in order and blessed by the Securities and Exchange, and completely blessed and moved forward by NASD.

  MS. RODRIGUEZ: Thank you, Bob. The next question is any progress or comments on the potential sale of the last remaining business units, and can you give us the status of the remaining inventory.

  MR. RUSSELL:  I'll ask Tom Fogarty to do that.

  MR. FOGARTY: Thanks for the question. As we've announced, we're continuing to seek strategic alternatives for our PC business unit. It's obviously encountering some difficult market conditions, which is no secret to anybody given what's going on in terms of box shipments. We have introduced some new products during the quarter. We think that the group is moving the business forward and we expect to see some revenues on our XP products that was recently announced and available on the retail side as well.

  We have not completed the search for strategic alternatives. We're looking at a number of options, and as soon as we can share that with you, we will.

  MR. RUSSELL: This is Bob. I also don't want to minimize what Tom has said in his remarks on what we've done in establishing a relationship with one of the premier brokers in this state. And just to be a little more blunt than Tom was, none of us were expecting to find our inventory sitting on the Canadian/U.S. border on September 11th, which certainly put a hitch in a lot of our giddy-ups, but there was nothing we were going to do on that.

  MS. RODRIGUEZ: Our next question has to do with a news announcement that we had on the axis portals. What is an axis portal and how will it benefit E-Mation versus the competition?

  MR. RUSSELL: This is Bob Russell. I'm going to ask Dale Caulder, the President of E-Mation to address that one.

  MR. CALDER: Thanks a lot, Bob. In fact, we see axis portal as an investment opportunity. And the best way to explain it is probably to tell a little story.
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RAVISENT TECHNOLOGIES                                                         16
CONFERENCE #2347086

  As you guys were aware, we announced a major relationship with Varian Medical, the premier provider of oncology machines. These machines are a combination of a device that has electronic and (UNINTELLIGIBLE) capability, combined with a software system that in fact is a side-based (UNINTELLIGIBLE) software system, database (UNINTELLIGIBLE) software system. And one of the real pains that Varian possessed or had was that they had issues affecting their database reliability. The system itself was reliable but it needed administration from time to time. And in its environment, its insulation environment in the hospital, that was not possible for them to do full-time.

  So the previous solutions they had - they had been using desktop sharing software, which had a lot of issues in terms of security for them and their customers, and in fact, tended to be very reactive in nature. So they were notified by the customer when the database required administration, and then they would have to dial in via modem, with a set of passwords that everybody knew, and to administer that system. What they asked us to do, and what we were able to provide for them with axis portals, is we're able to provide a system that just like every other DRM solution, proactively monitored this software system, and informed their service personnel when administration was required. And then Varian personnel were able to securely and through the firewall administer this database and keep that system up and running without any disruption to their customers.

  So at the end, what this actually provides for us, and what this provides for our customers is a firewall friendly, enterprise-based solution. We're doing administration of computer and software-based systems. And at the end of the day, this has the potential to expand our market significantly to other types of mission-critical software systems, as well as devices, to things such as telecommunications and other computer-based equipment. In fact, even things such as large scale support organizations.

  So our significant advantages against competition are that we are firewall friendly. This can be operated without an external IP address. So like all E-Mation technology, it works through the Internet, respecting the firewalls, and it is an enterprise-based solution in that it's all administered and all controlled through the enterprise installation on the customer side.

  MS. RODRIGUEZ:  Thank you, Dale.

  MR. RUSSELL:  Thank you, Dale.

  MS. RODRIGUEZ: How do we know that Patrikoff (PHONETIC), which has representatives on both sides of this deal, isn't just bailing out of one of their investments.

  MR. FOGARTY: I'll take that one since we've talked about it on a couple of conference calls now. As our proxy fully discloses, Paul Vass (PHONETIC) of
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RAVISENT TECHNOLOGIES                                                         17
CONFERENCE #2347086

Apax is the only board member affiliated with Apax which was formerly known as Patrikoff. We talked a little bit about this during the call. The vote for the E-Mation acquisition was unanimous by all of our other board members. Mr. Vass abstained to avoid any appearance of conflict. The deal was approved by the board based on the merits of the E-Mation investment, and the potential for the investment to exceed returns offered by their alternatives. I hope the message and the assets that we saw have come across on this call because we are very excited, and every day we become more committed that this was without question the right path for the business.

MS. RODRIGUEZ: We have another question. Is DRM a viable solution in the (UNINTELLIGIBLE) market?

MR. RUSSELL:  Let me turn that over to - Paul, do you want to take that?   Dale,
do you want to take that?

  MR. CALDER: I'll take it, Bob. This is Dale Caulder again. DRM, like most capital intensive operations, oil and gas, and in particular, oil drilling, is a very capital intensive operation. And as such, it's very applicable and very appropriate to DRM. Today we are active in the market. We have pilots running today in the North Sea. It's an area that we're very interested in and are continuing to explore. And we see it as not only attractive on the production side, but we also see it as attractive market opportunity on the distribution side. So suffice it to say, this is a place that we're interested in.

  MR. RUSSELL:  Thank you, Dale.

  MS. RODRIGUEZ: Thank you, Dale. The next question - Can you explain what looks to be a 6.5 million cash burn rate this quarter, followed by what will be the likely burn rate going forward. And the third question of that question is what are the target operating margins in that market.

  MR. RUSSELL: This is Bob. Let me turn it over to Tom to start with. The first thing I want to be very clear on is I want to give Tom a lot of credit for sitting on our burn rate. We set a set of targets my first week on the job back at the end of August, and not only did we under-achieve our expenses, which Tom talked about, at E-Mations and Ravisent, we've also nailed our headcount. And I believe right now that we have a superb handle on the in's and out's of the business. So I will let Tom specifically answer David's questions here. But, Idalia, take it from the top - can you explain what looks to be the 6.5 burn rate.

  MR. FOGARTY: I'm glad we're using the e-mail format so that we can keep track of all the questions on this one. In terms of the $6.5 million cash change for the quarter. Two and a half million of that approximately was the Ravisent standalone burn rate. We had another 1.2 million in deal fees, professional

RAVISENT TECHNOLOGIES                                                        18
CONFERENCE #2347086

fees associated with the proxies, among other things, that you can now admire the artwork on that. It's an expensive book. But we also had a $2.5 million loan to E-Mation where we're basically funding the operating expenses during the quarter as is contained in our share purchase agreement that we talked about previously. That's the activity on the quarter. On top of that, the other 300,000 that I haven't accounted for, there's numerous puts and takes as I mentioned. We bought about 100,000 shares worth of stock in the last two days of the quarter, and we also paid down some liabilities and had some collections on the receivable side to offset that.

  But in a nutshell, I think that captured the 6.5 million. What the likely burn rate going forward will be - the guidance that we have given is that we expect the burn rate for the deal post E-Mation close for the going forward part of the business to be approximately 3 million per quarter to start, and then closing that based on revenue growth. The target revenue growth, as we mentioned is 12 million this year, growing to north of 20 next year. And we've also given the guidance that we expected regarding the net margins question, that we expect to cross over to break-even at the end of next year into the beginning of 2003. So we're still consistent on that guidance.

  The only confusing part of the cash burn story is while we're waiting for this deal to close, and evaluating the alternatives on the PC side, we hope that if the outcome of those alternatives are a sale of the business, that would cover any burn rates over whatever period of time it would be to get it sold.
However, we'll evaluate that along the lines of the decision. So I hope I've addressed each one of those questions. Is there anything else, Idalia?

  MS. RODRIGUEZ:  No, this is it.  That's all the questions we have.  Thank you.

  MR. RUSSELL: Just for the record here, every question that has come in, we've answered. There isn't anything that we haven't hit. So with that - we're just double-checking here. Okay. Here's one more that's just come in off the wire. We're hearing a lot of E-Mation and DRM, what's the future of the E-Mation's ITA and can we expect the two to come together over time? I'll let Dale take that.

  MR. CALDER: That's an excellent question. Basically, E-Mation is a company that is founded off of the concept of moving information, and using that movement of information to create value. One of the things that we had done last year while we were launching DRM, was we had divisionalized that activity in order to accomplish greater focus for each of those operational units.

  What we're doing today, and what we've already started in our European operations where the largest portion of our ITA revenue flows from, is a
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RAVISENT TECHNOLOGIES                                                         19
CONFERENCE #2347086

reintegration of DRM and ITA activity, where we're able to drive maximum value to the company and to our shareholders from the tremendous assets that we have within our IT operations. So what you'll see over time is you'll see continued support of that business unit from us, and you're going to see us continue to move forward with our new offerings into those market areas. And we're very active in that area today.

  MR. RUSSELL: Good. All right. Well, with that, I'm delighted and would like to thank all of you for spending the last hour with us. Again, please feel free to call our Investor Relations Group if you have any further questions. And you will be hearing from us in short order on our next call. Thank you very much for your time, and we look forward to talking to you all soon. Bye bye.

  OPERATOR: Thank you for participating in today's conference call. The audio replay of the call will be available from approximately 7:00 P.M., Eastern time, November 12th until 7:00 P.M., Eastern time, November 26th. Please dial 800-642-1687 or 706-645-9291 and enter the conference ID 2347086 to hear a replay of the call. This concludes today's conference call. You may now disconnect.

Solicitation of Proxies

RAVISENT, its directors, executive officers and certain other members of its management and employees may be soliciting proxies from RAVISENT stockholders in favor of the acquisition of eMation.

Information concerning the participants in the solicitation of proxies is set forth in the Proxy Statement as filed with the Securities and Exchange Commission. The directors and officers of RAVISENT and eMation have interests in the acquisition, some of which may differ from, or may be in addition to, those of RAVISENT stockholders generally.

A description of the interests that the directors and officers of eMation and RAVISENT have in the acquisition are available in the Proxy Statement.